Exhibit 11.1                                                     22nd April 2004

                                 FUTUREMEDIA PLC

                            CODE OF BUSINESS CONDUCT
                        ADOPTED BY THE BOARD OF DIRECTORS
                               ON 22nd APRIL 2004

      This Code of Business Conduct covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of Futuremedia PLC and its subsidiaries (collectively, "Futuremedia" or the "Company"). All of our directors, officers and employees must adhere to this Code and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company's agents and representatives, including consultants.

      If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor or the Company's Ethics Compliance Officer indicated in this Code how to handle the situation.

      Those who violate the standards in this Code may be subject to disciplinary action, up to and including termination of employment. If you are in, or have become aware of, a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 16 of this Code.

1.       Purpose

      The purpose of this Code is to provide written standards that are reasonably designed to deter wrongdoing and to promote:

      o Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

      o     Compliance with applicable governmental laws, rules and regulations;

      o The prompt internal reporting of violations of this Code to an appropriate person or persons identified in the Code, including the Ethics Compliance Officer; and

      o     Accountability for adherence to this Code.

      This Code of Business Conduct should be read in conjunction with the other policies and procedures that the Company has established from time to time, including but not limited to its Insider Trading Policy (discussed in more detail in Section 5 of this Code), its Complaint Procedures for Accounting and Auditing Matters (attached hereto as Exhibit A), and its Code of Ethics for Senior Financial Officers (attached hereto as Exhibit B).


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2.    Compliance with this Code

      Compliance with this Code of Business Conduct is required of everyone who acts on behalf of the Company. This includes all of our directors, officers, employees and agents. Anyone who violates our Code will be acting outside the scope of his or her employment (or agency) and may be subject to disciplinary action, up to and including termination of employment (or agency). The Ethics Compliance Officer has been designated by the Board of Directors to oversee compliance with our Code and its policies and procedures. Any questions of applicability or interpretation should be addressed to Mr. David Welham, Managing Director Futuremedia UK, phone +44 (1273) 829 700 or mobile +44 (7715) 369 390

      Each director, officer and employee will be asked to complete and submit an "Acknowledgment of Receipt" that you have received and read a copy of this Code and agree to comply with its requirements.

3.    Compliance with Laws, Rules and Regulations

      Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. You must respect and obey the local and national laws of the countries in which we operate. Although you are not expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel, including the Ethics Compliance Officer.

      If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

4.    Conflicts of Interest

      A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when a director, officer or employee, or a member of his or her family, takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, directors, officers and employees or their family members may create conflicts of interest.

      It is almost always a conflict of interest for you to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Ethics Compliance Officer or the Company's Chief Executive Officer. Any director, officer or employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel, including the Ethics Compliance Officer, or consult the procedures described in Section 16 of this Code.


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5.    Insider Trading

      Directors, officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing directors, officers and employees trading in securities of the Company - our "Insider Trading Policy". This policy has been distributed to every director, officer and employee of the Company, and you must comply with it. If you have any questions about our Insider Trading Policy, please contact the Ethics Compliance Officer.

6.    Corporate Opportunities

      Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No director, officer or employee may use corporate property, information, or position for improper personal gain, and no director, officer or employee may compete with the Company directly or indirectly. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

7.    Competition and Fair Dealing

      We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. You should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

      The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company director, officer or employee, any family member of any director, officer or employee, or any agent, unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is nominal in value, (4) cannot be construed as a bribe, kick-back or payoff, and
(5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

8.    Discrimination and Harassment

      The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.


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9.    Health and Safety

      The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

      Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

10.   Record-Keeping

      The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

      Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

      All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions, and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

      Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Ethics Compliance Officer.

11.   Confidentiality

      You must maintain the confidentiality of confidential information entrusted to you by the Company or its customers, except when disclosure is authorized by the Company's Chief Executive Officer, Mr. Mats Johansson, or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after your relationship with the Company ends. In connection with this obligation, every director, officer and employee should have executed a confidentiality agreement when he or she began his or her relationship with the Company. If you do not remember executing a confidentiality agreement, please contact the Chief Executive Officer or the Ethics Compliance Officer so we may check our records.


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12.   Protection and Proper Use of Company Assets

      You should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

      Your obligation to protect the Company's assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

13.   Payment to Government Personnel

      It is strictly prohibited to make illegal payments to government officials of any country. The promise, offer or delivery to an official or employee of any governmental authority of a gift, favor or other gratuity in violation of any applicable law would not only violate Company policy but could also be a criminal offence. The Company's Ethics Compliance Officer can provide guidance to you in this area.

14.   Waivers of the Code of Business Conduct

      Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee, and will be promptly disclosed as required by law or stock exchange regulation.

15.   Reporting any Illegal or Unethical Behavior

      You are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation if you report in good faith suspected misconduct by others. You are expected to cooperate in internal investigations of misconduct.

      All directors, officers and employees must read the Company's Complaint Procedures for Accounting and Auditing Matters (attached as Exhibit A hereto), which describes the Company's procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. You may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.


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16.      Compliance Procedures

      We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

      o Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

      o Ask yourself. What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

      o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

      o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

      o Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or if you do not feel comfortable approaching your supervisor with your question, discuss it with someone more senior in the Company, or the Company's corporate Human Resources manager or the Ethics Compliance Officer.

      o You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

      o Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.


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                                                                 22nd April 2004

                            ACKNOWLEDGMENT OF RECEIPT

I, the undersigned, certify that:

1. I have received and read the Futuremedia PLC Code of Business Conduct (the "Code").

2. I understand the provisions of the Code and agree to comply with its requirements.

3. I understand that the compliance officers designated in the Code are available to answer any questions I have regarding the Code.


Signature:
            -----------------------------------------

Print Name:
             ----------------------------------------

Date:
       ----------------------------------------------


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                                                                 22nd April 2004

                                    EXHIBIT A

                                 FUTUREMEDIA PLC

                            COMPLAINT PROCEDURES FOR
                         ACCOUNTING AND AUDITING MATTERS

      Futuremedia PLC ("Futuremedia" or the "Company") is committed to continuing compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. In furtherance of this commitment, Futuremedia wishes to assure you that you may submit a good faith complaint regarding accounting or auditing matters to management without fear of harassment, discrimination, dismissal or retaliation of any kind.

      To facilitate reporting of complaints, Futuremedia's Audit Committee has established these procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (referred to herein as "Accounting Matters") and (2) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters.

Scope of Matters Covered by These Procedures

      These procedures relate to complaints relating to any questionable Accounting Matters, including, without limitation, the following:

      o fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of Futuremedia;

      o fraud or deliberate error in the recording and maintenance of financial records of Futuremedia;

      o deficiencies in or noncompliance with Futuremedia's internal accounting controls;

      o misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of Futuremedia; or

      o deviation from full and fair reporting of Futuremedia's financial condition.

Receipt of Complaints

      Concerns regarding Accounting Matters may be reported to Futuremedia's office as follows:

By regular mail to:        FUTUREMEDIA PLC
                           ATTN: Mr. Carl Kleman
                           Nile House, Nile Street,
                           Brighton BN1 1HW, England


         By email to:                carl@kleman.se
         By telephone voicemail to: +46-708-46 28 41


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      Employee complaints may be made on a confidential or anonymous basis. If an employee provides a complaint on a confidential or anonymous basis, we encourage the submitter to provide enough specifics and facts to allow Futuremedia to fully review the complaint and act appropriately. We also encourage the submitter to provide a way for us to follow up if more information is needed, and to allow acknowledgment of the complaint. We emphasize this is not required to submit a complaint.

Treatment of Complaints

      Upon receipt of a complaint, Mr. Carl Kleman, Futuremedia Audit Committee Chairman, will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

      Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by such other persons or body as the Audit Committee determines to be appropriate.

      Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

      The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Reporting and Retention of Complaints and Investigations

      Mr. Carl Kleman will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with Futuremedia's then applicable document retention policy.


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                                                                 22nd April 2004

                                    EXHIBIT B

                                 FUTUREMEDIA PLC
                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

      The honesty, integrity and sound judgment of Futuremedia's senior financial officers, which includes Futuremedia's principal financial officer, principal accounting officer or controller and other persons performing similar functions (the "Senior Financial Officers"), is fundamental to the financial reporting process and the reputation and success of Futuremedia. Futuremedia's President and Chief Executive Officer and Senior Financial Officers hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders' interests are appropriately balanced, protected and preserved. Because of this special role, the President and Chief Executive Officer and each of the Senior Financial Officers agrees to be bound by this Code of Ethics for Senior Financial Officers and each agrees that he or she will:

      1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

      2. Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that Futuremedia files with, or submits to, government agencies and in other public communications.

      3. Comply with applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

      4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his/her independent judgment to be subordinated.

      5. Respect the confidentiality of information acquired in the course of his/her work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his/her work is not used for personal advantage.

      6. Proactively promote and be an example of ethical behavior as a responsible partner among peers in the work environment and the community.

      7. Achieve responsible use of and control over all assets and resources employed or entrusted.


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      Each of the Senior Financial Officers and the President and Chief
Executive Officer are expected to adhere to this Code of Ethics for Senior Financial Officers at all times in such officer's capacity as an employee, officer and/or director of Futuremedia and in any other situation which reflects upon such officer's honesty and integrity in the performance of such officer's duties in any such capacity. Any violations of either of these Codes shall be reported to the Audit Committee of Futuremedia's Board of Directors. If any Senior Financial Officer or the President and Chief Executive Officer is found to be in violation of this Code of Ethics for Senior Financial Officers, such person may be subject to disciplinary action, including termination of employment. It is against Futuremedia's policy to retaliate against any employee for good faith reporting of violations of this Code.

      The Board of Directors (or, if permitted under applicable SEC and Nasdaq Marketplace Rules, the Audit Committee of the Board of Directors) shall have the sole discretionary authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Any change of this Code of Ethics for Senior Financial Officers, or any waiver and the grounds for such waiver for a Senior Financial Officer must be publicly disclosed promptly in the manner specified by the Securities and Exchange Commission rules.


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